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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Annual Report (Form 10-K) of Sybase, Inc. of our report dated January 23, 1997, except for Note Fourteen, as to which the date is February 21, 1997, included in the 1996 Annual Report to Shareholders of Sybase, Inc.

         Our audits also included the financial statement schedule of Sybase, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

         We also consent to the incorporation by reference in the Registration Statements (Forms S-3) pertaining to the resale of Sybase Inc. Common Stock by certain former stockholders of Purchase Net Inc., Visual Components, Inc., Complex Architectures, Inc. and Expressway Technologies Corporation and related Prospectuses, and in the Registration Statement (Form S-3) pertaining to the issuance of Sybase, Inc. Common Stock in connection with the payment of fees to Safeguard Scientifics, Inc., and in the Registration Statements (Forms S-8) pertaining to the 1996 Stock Plan, the 1988 Stock Option Plan, the 1992 Director Stock Option Plan, the 1991 Employee Stock Purchase Plan, the 1991 Foreign Subsidiary Employee Stock Purchase Plan, the Gain Technology, Inc. 1990 Stock Option Plan and Employee Stock Purchase Agreement, the Powersoft Corporation 1984 Incentive Stock Option Plan, the Powersoft Corporation 1994 Amended and Restated Employee Incentive and Non-Qualified Stock Option Plan, the Letter Agreement Between Powersoft Corporation and William P. Miller Dated April 5, 1991 and the Powersoft Corporation 1994 Amended and Restated Employee Stock Purchase Plan, the Complex Architectures, Inc. Stock Option Plan and the Letter Agreement dated February 25, 1994 between Complex Architectures, Inc. and Frank
A. Sola, the Expressway Technologies 1987 Stock Option Plan, the Micro Decisionware, Inc. Stock Option Plan, and the Visual Tools, Inc. 1993 Stock Option Plan and related Prospectuses, of our reports dated January 23, 1997, except for Note Fourteen, as to which the date is February 21, 1997, with respect to the consolidated financial statements and schedule of Sybase, Inc. included and incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996.


                                                                   ERNST & YOUNG


San Francisco, California
March 26, 1997